UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2008

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California		91201
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02 Termination	of a Material Definitive Agreement.

On October 10, 2008, DreamWorks Animation L.L.C. (“DWA LLC”), a wholly owned subsidiary of DreamWorks Animation SKG, Inc. (the “Company”) notified DreamWorks LLC (the “Studio”) that DWA LLC had elected to terminate, effective immediately, the Trademark License Agreement dated as of October 27, 2004 (the “License Agreement”) by and between DWA LLC and the Studio. This termination was made pursuant to Section 3(b)(ii) of the License Agreement. Section 3(b)(ii) provides that DWA LLC may terminate the License Agreement “in the event that Steven Spielberg and David Geffen cease to be employees or otherwise render services to [the Studio] as employees or consultants and neither Mr. Spielberg nor Mr. Geffen has the authority to veto the production or acquisition of any motion picture.” The License Agreement was previously included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Pursuant to the License Agreement, DWA LLC had previously granted the Studio an exclusive, royalty-free, fully paid, irrevocable license to use the “DreamWorks” tradename and trademarks in connection with, among other things, live-action motion pictures, subject to certain restrictions and limitations. After termination of the License Agreement, the Studio retains certain rights with respect to the use of the “DreamWorks” tradename and trademarks in connection with motion pictures that were produced, acquired or distributed by the Studio or for which the Studio had an agreement to acquire or co-produce prior to the termination, subject to certain conditions, restrictions and limitations.

The Distribution Agreement dated as of January 31, 2006 (the “Distribution Agreement”) by and among the Company and certain affiliates of the Studio and the Fulfillment Services Agreement dated as of January 31, 2006 by and among one of the Company’s affiliates and certain affiliates of the Studio are not affected by the termination of the License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: October 15, 2008	By:	/s/ Katherine Kendrick

Katherine Kendrick
General Counsel and Corporate Secretary

3